Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025, which includes an explanatory paragraph as to Precipio, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2024.

Very truly yours,

Marcum LLP
New Haven, CT
January 26, 2026